Exhibit 99.3

Avalon Announces Sidetrack Drilling At Janssen # - 1 Gas Well
Tuesday June 19, 6:00 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) announced today that operations have begun to recomplete the Janssen # - 1 Gas Well, Karnes County, Texas. The Janssen prospect will be recompleted in the existing vertical wellbore by a sidetrack drilling procedure at a depth of approximately 10,450 feet to test the Roeder sand. Total reserves are estimated to be 75,000 to 100,000 barrels of condensate and 3 to 4 BCF of Gas (billion cubic feet of gas). The well is located in an area that is very active in gas and oil production. There are several nearby wells that produce natural gas in excess of over 1 million cubic feet per day.

Avalon owns an undivided 15% Working Interest in this prospect. Other working interest partners include Tradestar Resources (TSRR.PK), Hot Springs, AR, Bedford Energy (BFDE.PK) Oklahoma City, OK, and Penasco Petroleum, Austin TX). Proex Energy Management (TSX:PXE - News; PXEYF.PK) will be the operator of the well.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through its strategic partnership with UTEK, Inc, (UTK:ASE) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.
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Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax 952-746-5216
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Source: Avalon Oil & Gas, Inc.